Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Managed Account Completion Shares (MACS) Trust of our report dated August 21, 2025, relating to the financial statements and financial highlights, which appears in the Virtus Newfleet ABS MACS, Virtus Newfleet CMBS MACS, Virtus Newfleet Floating Rate MACS, Virtus Newfleet High Yield MACS, Virtus Newfleet RMBS MACS, Virtus Seix High Yield MACS and Virtus Stone Harbor EMD MACS’s Certified Shareholder Report on Form N-CSR for the year ended June 30, 2025. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, “Financial Statements”, “Independent Registered Public Accounting Firm”, and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
October 22, 2025